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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No.      )*



                            COMPRESSENT CORPORATION
                   -----------------------------------------
                                (Name of Issuer)




                          Common Stock .001 Par Value
                   -----------------------------------------
                         (Title of Class of Securities)




                                   20466R 105
                   -----------------------------------------
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 5 Pages

CUSIP NO.   20466 R105             SCHEDULE 13G        PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             ABE OSTROVSKY                                    ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
               USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                       405,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                      405,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       405,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                       8
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                   IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE       OF       PAGES
                               -----    -----

CUSIP NO. 20466 R105                                       Page 3 of 5 Pages


ITEM 1.
        (a)    Name of Issuer
               Compressent Corporation

        (b)    Address of Issuer's Principal Executive Offices
               2105 Hamilton Avenue, Suite 140
               San Jose, CA 95125

ITEM 2.
        (a)    Name of Person Filing
               Abe Ostrovsky

        (b) Address of Principal Business Office or, if none, Residence 24115 Hillview Road
               Los Altos Hills, CA 94024

        (c)    Citizenship
               USA

        (d)    Title of Class of Securities
               Common Stock .001 par value

        (e)    CUSIP Number
                20466 R105


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a)    [ ] Broker or Dealer registered under Section 15 of the Act

        (b)    [ ] Bank as defined in section 3(a)(6) of the Act

        (c)    [ ] Insurance Company as defined in section 3(a)(19) of the Act

        (d)    [ ] Investment Company registered under section 8 of the Investme
                   Adviser Act of 1940

        (e)    [ ] Investment Adviser registered under section 203 of the
                   Investment Advisers Act of 1940

        (f)    [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see section 240.13d-1(b)(1)(ii)(F)

        (g)    [ ] Parent Holding Company, in accordance with section
                   240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h)    [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

        (a)    Amount Beneficially Owned

        (b)    Percent of Class

CUSIP NO. 20466 R105                                       Page 4 of 5 Pages


      (c)   Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:

        (ii)  shared power to vote or to direct the vote:

       (iii)  sole power to dispose or to direct the disposition of:

        (iv)  shared power to dispose or to direct the disposition of:


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY



ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP



ITEM 9. NOTICE OF DISSOLUTION OF GROUP

CUSIP NO. 20466 R105                                       Page 5 of 5 Pages

ITEM 10.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      2/15/98
                      ------------------------------
                                      Date

                      /s/  Abe Ostrovsky
                      ------------------------------
                                   Signature

                      Abe Ostrovsky
                      ------------------------------
                                   Name/Title